UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: DECEMBER 19, 2002
                        ---------------------------------
                        (DATE OF EARLIEST EVENT REPORTED)

                             RF MICRO DEVICES, INC.
                             ----------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHAPTER)


        NORTH CAROLINA                 0-22511             56-1733461
        --------------                 -------             ----------
 (STATE OR OTHER JURISDICTION      (COMMISSION         (IRS EMPLOYER
       OF INCORPORATION)            FILE NUMBER)      IDENTIFICATION NO.)



             7628 THORNDIKE ROAD
         GREENSBORO, NORTH CAROLINA                   27409-9421
         --------------------------                   ----------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)            (ZIP CODE)


                                 (336) 664-1233
                                 --------------
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

The Registrant hereby amends Item 7 to its Current Report on Form 8-K dated December 19, 2002, in order to include the financial statements and pro forma financial information required by Item 7(a), Item 7(b) and the exhibit required by Item 7(c).


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
         -------------------------------------------------------------------

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
            ------------------------------------------

         Resonext Communications, Inc. (Resonext) audited balance sheets as of December 31, 2001 and 2000, and audited statements of operations and cash flows for each of the two years then ended, and unaudited balance sheet as of September 30, 2002, and unaudited statements of operations and cash flows for the six months ended September 30, 2002, are included at pages 3 to 25 of this report.

                          Resonext Communications, Inc.
                          (a development stage company)

                        Consolidated Financial Statements


           Years ended December 31, 2000 and 2001 and the period from November 24, 1999 (inception) through December 31, 2001




                                    CONTENTS

Report of Independent Auditors..........................................

Audited Consolidated Financial Statements

Consolidated Balance Sheets.............................................
Consolidated Statements of Operations...................................
Consolidated Statements of Stockholders' Equity.........................
Consolidated Statements of Cash Flows...................................
Notes to Consolidated Financial Statements..............................

                         Report of Independent Auditors

The Board of Directors and Stockholders
Resonext Communications, Inc.

We have audited the accompanying consolidated balance sheets of Resonext Communications, Inc. (a development stage company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from November 24, 1999 (inception) through December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resonext Communications, Inc. at December 31, 2000 and 2001, and the consolidated results of its operations and its cash flows for the years then ended and for the period from November 24, 1999 (inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.


March 8, 2002,
except for Note 9,
as to which the date is
June 17, 2002



                          Resonext Communications, Inc.
                          (a development stage company)

                           Consolidated Balance Sheets

                                                                            DECEMBER 31,             SEPTEMBER 30,
                                                                       2000             2001            2002
                                                                 ---------------------------------------------------
                                                                                                     (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                       $  23,597,639    $   4,220,201   $  11,355,013
   Short-term investments                                                      -        5,004,585      24,000,000
   Prepaid expenses and other current assets                              87,025           76,834         551,392
                                                                 ---------------------------------------------------
Total current assets                                                  23,684,664        9,301,620      35,906,405

Property and equipment, net                                            1,893,484        2,804,400       2,710,720
Other assets                                                              54,083          114,837         109,179
                                                                 ---------------------------------------------------
Total assets                                                       $  25,632,231    $  12,220,857   $  38,726,304
                                                                 ===================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $     582,146    $     884,121   $   1,420,856
   Accrued payroll and related liabilities                               192,275          350,865         407,929
   Other accrued liabilities                                             189,109          200,382         225,886
   Current portion of capital equipment obligations                      649,279        1,006,543       1,183,174
                                                                 ---------------------------------------------------
Total current liabilities                                              1,612,809        2,441,911       3,237,845

Capital equipment obligations, less current portion                    1,048,978          630,860         979,000

Commitments

Stockholders' equity:
   Series A convertible  preferred stock, $0.001 par value:
     Authorized shares - 7,500,000
     Issued and outstanding shares - 7,250,000 at
       December 31, 2000 and 2001 and September 30, 2002                   7,250            7,250           7,250
     Aggregate liquidation preference of $7,250,000 at
       December 31, 2001
   Series B convertible  preferred stock, $0.001 par value:
     Authorized shares - 7,000,000
     Issued and outstanding shares - 6,184,211 at December 31, 2000 and 6,403,509 at December 31, 2001 and 6,491,228 at
       September 30, 2002                                                  6,184            6,403           6,491
     Aggregate liquidation preferences of $21,900,001 at
       December 31, 2001
   Series C convertible  preferred stock, $0.001 par value:
     Authorized shares - 20,966,315
     Issued and outstanding shares - 20,631,578 at September 30, 2002          -                -          20,632
   Common stock, $0.001 par value:
     Authorized shares - 30,000,000
     Issued and outstanding  shares - 3,702,167 at December 31, 2000,
       4,846,612 at December 31, 2001 and 6,563,249 at September 30,
       2002                                                                3,702            4,846           6,563
   Additional paid-in capital                                         28,431,631       29,501,690      68,854,013
   Stockholder notes receivable                                           (9,900)          (9,900)         (9,900)
   Deficit accumulated during the development stage                   (5,468,423)     (20,362,203)    (34,375,590)
                                                                 ---------------------------------------------------
Total stockholders' equity                                            22,970,444        9,148,086      34,509,459
                                                                 ---------------------------------------------------
Total liabilities and stockholders' equity                         $  25,632,231    $  12,220,857   $  38,726,304
                                                                 ===================================================
SEE ACCOMPANYING NOTES.



                          Resonext Communications, Inc.
                          (a development stage company)

                      Consolidated Statements of Operations



                                                                             PERIOD FROM
                                                                             NOVEMBER 24,
                                                                                1999
                                                                             (INCEPTION)
                                                    YEARS ENDED                THROUGH                SIX MONTHS
                                                    DECEMBER 31,             DECEMBER 31,          ENDED SEPTEMBER 30
                                               2000             2001             2001            2001             2002
                                       ---------------------------------   -------------------------------------------------
                                                                                                      (unaudited)
Operating expenses:
   Research and development              $   4,521,183    $  12,671,260    $  17,192,443   $   7,009,903    $   8,069,716
   Sales and marketing                         135,389          695,840          831,229         340,748          703,922
   General and administrative                1,263,564        2,029,554        3,293,118       1,105,994        1,065,533
                                       ---------------------------------   -------------------------------------------------
Total operating expenses                     5,920,136       15,396,654       21,316,790       8,456,645        9,839,171

Interest income                                515,546          743,379        1,259,817         363,158          331,490
Interest expense                               (64,725)        (240,505)        (305,230)       (114,626)        (156,298)
                                       ---------------------------------   -------------------------------------------------
Net loss                                 $  (5,469,315)   $ (14,893,780)   $ (20,362,203)  $  (8,208,113)   $  (9,663,979)
                                       =================================   =================================================

SEE ACCOMPANYING NOTES.



                          Resonext Communications, Inc.
                          (a development stage company)

                 Consolidated Statements of Stockholders' Equity

       Period from November 24, 1999 (inception) through December 31, 2001





                                                    CONVERTIBLE PREFERRED STOCK         COMMON STOCK
                                                  -----------------------------------------------------------
                                                      SHARES           AMOUNT      SHARES         AMOUNT
                                                  -----------------------------------------------------------

   Issuance of founder's shares (common stock) at
     $0.001 per share in November 1999                       --  $         --     3,493,000   $      3,493
   Issuance of Series A preferred stock at $1.00
     per share for cash in December 1999, net of
     issuance costs of $40,000                        7,150,000         7,150            --             --
   Net and comprehensive income                              --            --            --             --
                                                  -----------------------------------------------------------
Balance at December 31, 1999                          7,150,000         7,150     3,493,000          3,493
   Exercise of stock options by employees and
     consultants for cash at  $0.10 per share
     throughout the year                                     --            --       206,000            206
   Issuance of Series A preferred stock at $1.00
     per share for cash in February, March, and
     May 2000                                           100,000           100            --             --
   Issuance of Series B preferred stock for $3.42
     per share for cash in November and December
     2000, net of issuance costs of $37,360           6,184,211         6,184            --             --
   Exercise of stock options for employee notes
     receivable at $0.10 per share in March 2000             --            --        99,000             99
   Repurchase of common stock previously issued
     upon exercise of stock options in April 2000            --            --       (95,833)           (96)
   Value of warrants issued for 60,000 and 21,930
     shares of Series A and Series B preferred
     stock in February and
     December 2000, respectively                             --            --            --             --
   Net and comprehensive loss                                --            --            --             --
                                                  -----------------------------------------------------------
Balance at December 31, 2000 (carried forward)       13,434,211        13,434     3,702,167          3,702
                                                  ===========================================================

                                                                       DEFICIT
                                                                     ACCUMULATED
                                                    ADDITIONAL       STOCKHOLDER    DURING THE      TOTAL
                                                     PAID-IN            NOTES     DEVELOPMENT   STOCKHOLDERS'
                                                     CAPITAL         RECEIVABLE       STAGE         EQUITY
                                                   ----------------------------------------------------------
   Issuance of founder's shares (common stock) at
     $0.001 per share in November 1999             $         --     $     --    $        --   $      3,493
   Issuance of Series A preferred stock at $1.00
     per share for cash in December 1999, net of
     issuance costs of $40,000                        7,102,850           --             --      7,110,000
   Net and comprehensive income                              --           --            892            892
                                                   ----------------------------------------------------------
Balance at December 31, 1999                          7,102,850           --            892      7,114,385
   Exercise of stock options by employees and
     consultants for cash at  $0.10 per share
     throughout the year                                 20,394           --             --         20,600
   Issuance of Series A preferred stock at $1.00
     per share for cash in February, March, and
     May 2000                                            99,900           --             --        100,000
   Issuance of Series B preferred stock for $3.42
     per share for cash in November and December
     2000, net of issuance costs of $37,360          21,106,458           --             --     21,112,642
   Exercise of stock options for employee notes
     receivable at $0.10 per share in March 2000          9,801       (9,900)            --             --
   Repurchase of common stock previously issued
     upon exercise of stock options in April 2000        (9,487)          --             --         (9,583)
   Value of warrants issued for 60,000 and 21,930
     shares of Series A and Series B preferred
     stock in February and
     December 2000, respectively                        101,715           --             --        101,715
   Net and comprehensive loss                                --           --     (5,469,315)    (5,469,315)
                                                   ----------------------------------------------------------
Balance at December 31, 2000 (carried forward)       28,431,631       (9,900)    (5,468,423)    22,970,444
                                                   ==========================================================


                          Resonext Communications, Inc.
                          (a development stage company)

           Consolidated Statements of Stockholders' Equity (continued)

       Period from November 24, 1999 (inception) through December 31, 2001



                                                        CONVERTIBLE PREFERRED STOCK        COMMON STOCK
                                                       ---------------------------------------------------
                                                         SHARES         AMOUNT      SHARES        AMOUNT
                                                       ---------------------------------------------------

Balance at December 31, 2000 (brought forward)        13,434,211  $     13,434     3,702,167  $      3,702
    Exercise of stock options by employees and
     consultants for cash at  $0.10 - $0.50 per
     share throughout the year                                --            --     1,072,705         1,072
    Value of warrants issued for 38,011 shares of
     Series B preferred stock in September 2001               --            --            --            --
    Exercise of Series B warrant at $3.42 per
     share in
     August 2001                                         219,298           219            --            --
    Issuance of common stock for services rendered
     in
     March and December 2001                                  --            --        71,740            72
    Value of stock options issued to consultants              --            --            --            --
    Net and comprehensive loss                                --            --            --            --
                                                      ----------------------------------------------------
Balance at December 31, 2001                          13,653,509  $     13,653     4,846,612  $      4,846
                                                      ====================================================

SEE ACCOMPANYING NOTES.

                                                                                    DEFICIT
                                                                                  ACCUMULATED
                                                       ADDITIONAL   STOCKHOLDER    DURING THE       TOTAL
                                                      PAID-IN          NOTES      DEVELOPMENT   STOCKHOLDERS'
                                                        CAPITAL      RECEIVABLE      STAGE         EQUITY
                                                      ------------------------------------------------------

Balance at December 31, 2000 (brought forward)      $ 28,431,631    $   (9,900)  $ (5,468,423)  $ 22,970,444
    Exercise of stock options by employees and
     consultants for cash at  $0.10 - $0.50 per
     share throughout the year                           123,223            --             --        124,295
    Value of warrants issued for 38,011 shares of
     Series B preferred stock in September 2001          108,952            --             --        108,952
    Exercise of Series B warrant at $3.42 per
     share in
     August 2001                                         749,780            --             --        749,999
    Issuance of common stock for services rendered
     in
     March and December 2001                              35,798            --             --         35,870
    Value of stock options issued to consultants          52,306            --             --         52,306
    Net and comprehensive loss                                --            --    (14,893,780)   (14,893,780)
                                                    ---------------------------------------------------------
Balance at December 31, 2001                        $ 29,501,690    $   (9,900)  $(20,362,203)  $  9,148,086
                                                    =========================================================


SEE ACCOMPANYING NOTES.




                          Resonext Communications, Inc.
                          (a development stage company)

                      Consolidated Statements of Cash Flows





                                                                                 PERIOD FROM
                                                                                 NOVEMBER 24,
                                                                                    1999
                                                                                 (INCEPTION)
                                                           YEARS ENDED             THROUGH                SIX MONTHS
                                                          DECEMBER 31,           DECEMBER 31,          ENDED SEPTEMBER 30,
                                                     2000             2001           2001             2001             2001
                                           -------------------------------------------------------------------------------------
                                                                                                   (unaudited)     (unaudited)
OPERATING ACTIVITIES
Net loss                                      $ (5,469,315)   $ (14,893,780)   $ (20,362,203)   $  (8,208,113)  $  (9,663,979)
Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation                                  330,241       1,066,395         1,396,636          535,812         814,733
     Amortization of prepaid issuance
       costs related to warrants
       issued in conjunction with
       capital equipment financing                  16,660          39,883            56,543           16,952          34,886
     Amortization of lease finance
       charges                                           -          69,429            69,429           34,714          31,122
     Compensatory common stock grants                    -          35,870            35,870                -               -
     Stock issued in settlement of
       technology purchases and
       services rendered                                 -         749,999           749,999          749,999         209,588
     Value of stock options issued to
       consultants                                       -          52,306            52,306           20,037               -
     Changes in operating assets and
       liabilities:
       Prepaid expenses and other assets          (141,108)        (50,563)         (191,671)         (25,169)       (351,701)
       Accounts payable                            582,146         301,975           884,121          589,520         245,209
       Accrued payroll and related
         liabilities                               192,275         158,590           350,865          173,960          43,622
       Other accrued liabilities                   149,109          11,273           200,382          351,591         (31,007)
                                           -------------------------------------------------------------------------------------
Net cash used in operating activities           (4,339,992)    (12,458,623)      (16,757,723)      (5,760,697)     (8,667,527)

INVESTING ACTIVITIES
Sales and maturities of short-term
investments                                              -      11,000,000        11,000,000        5,300,000       2,600,000
Purchase of short-term investments                       -     (16,004,585)      (16,004,585)      (6,177,677)       (200,000)
Purchases of property and equipment               (421,668)     (1,384,597)       (1,806,265)        (775,967)       (761,402)
                                           -------------------------------------------------------------------------------------
Net cash provided by (used in)                    (421,668)     (6,389,182)       (6,810,850)      (1,653,644)      1,638,598
investing activities

FINANCING ACTIVITIES
Proceeds from issuance of convertible
   preferred stock, net of
   issuance costs                               21,212,642               -        28,322,642                -      13,925,155
Proceeds from issuance of common stock
   for cash, net of
   repurchased shares                               11,017         124,295           138,805           13,521          63,933
Proceeds from equipment financing                  231,994         148,068           380,062          148,068       1,222,124
Payments on equipment financing                   (250,739)       (801,996)       (1,052,735)        (387,732)       (638,643)
                                           -------------------------------------------------------------------------------------
Net cash (used in) provided by financing        21,204,914        (529,633)       27,788,774         (226,143)      14,572,569
activities
                                           -------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash
   equivalents                                  16,443,254     (19,377,438)        4,220,201       (7,640,484)      7,543,640
Cash and cash equivalents at beginning
   of period                                     7,154,385      23,597,639                 -       11,646,691       3,811,373
                                           -------------------------------------------------------------------------------------
Cash and cash equivalents at end of            $23,597,639    $  4,220,201     $   4,220,201    $   4,006,207   $  11,355,013
   period
                                           =====================================================================================



                          Resonext Communications, Inc.
                          (a development stage company)

                Consolidated Statements of Cash Flows (continued)





                                                                                  PERIOD FROM
                                                                                  NOVEMBER 24,
                                                                                    1999
                                                                                  (INCEPTION)
                                                      YEARS ENDED                   THROUGH                  SIX MONTHS
                                                      DECEMBER 31,                DECEMBER 31,            ENDED SEPTEMBER 30,
                                                 2000             2001               2001                2001            2002
                                           -------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION
Cash paid for interest                        $     48,065    $    118,967     $     167,032         $   62,961   $     132,475
Issuance of common stock in exchange for
notes                                         $      9,900    $          -     $       9,900                 --              --
Prepaid debt issuance costs related to
warrants issued                               $    101,715    $    108,952     $     210,667                 --              --
Property and equipment acquired through
  equipment financing,
  net of sales-leaseback transactions         $  1,802,056    $    592,714     $   2,394,770         $  453,959              --

SEE ACCOMPANYING NOTES.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Resonext Communications, Inc. (Resonext or the Company), formerly known as NeoSilicon, Inc., was incorporated in the state of Delaware on November 24, 1999. The Company is developing high-speed, cost effective IC solutions for wireless networks.

The Company's principal activities to date have been obtaining financing, developing technology, and recruiting personnel. The Company has not derived any revenues from its principal business through December 31, 2001 and is therefore in the development stage.

The  accompanying   consolidated  financial  statements  include  the  financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

The interim financial information at September 30, 2002 and for the six-month periods ended September 30, 2002 and 2001 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six-month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and short-term investments. The Company uses a local bank and a financial institution to invest its excess cash, principally in short-term, highly liquid investments. The Company is exposed to credit risk in the event of default by this institution to the extent of the amount recorded on the balance sheet.

CASH EQUIVALENTS

Cash equivalents consist of short-term, highly liquid financial instruments, principally money market funds with insignificant interest rate risk that are readily convertible to cash and have a maturity of three months or less from the date of purchase. All cash equivalents are carried at fair market value, which approximates cost.

SHORT-TERM INVESTMENTS

The portfolio of short-term investments is currently held with one financial institution. The funds are currently invested in municipals, commercial paper, and money market funds with a variety of maturity dates extending beyond one year from the balance sheet date. The investments are classified as short-term investments since the Company intends to sell these securities within one year, regardless of the maturity date.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Advertising expense for the years ended December 31, 2000 and 2001 and for the period from November 24, 1999 (inception) through December 31, 2001 was insignificant.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of three or five years. Leasehold improvements and assets recorded under capital lease arrangements are amortized over the shorter of their estimated useful lives, three years, or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB Opinion No. 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (FAS 123).

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (FAS 109). Under FAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS ("SFAS 141"). SFAS 141 establishes new standards for accounting and reporting for business combinations and will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The Company does not anticipate a material effect on our financial condition or results of operations from the adoption of SFAS 141.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), which supersedes APB Opinion No. 17, INTANGIBLE ASSETS. SFAS 142 establishes new standards for goodwill, including the elimination of goodwill amortization to be replaced with methods of periodically evaluating goodwill for impairment. The Company does not anticipate a material effect on our financial condition or results of operations from the adoption of SFAS 142.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"). SFAS 144 addresses financial accounting for the impairment or disposal of long-lived assets. SFAS 144 provides guidance on issues relating to the implementation of SFAS No. 121 ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and develops a model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company does not anticipate a material effect on our financial condition or results of operations from the adoption of SFAS 144.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES ("SFAS 146"), which nullified Emerging Issues Task Force (EITF) Issue No. 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and eliminates the definition and requirements for recognition of exit costs in Issue 94-3. The Company does not anticipate a material effect on our financial condition or results of operations from the adoption of SFAS 146, the provisions of which are effective for exit or disposal activities initiated after December 31, 2002.

2. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

                                                 DECEMBER 31,             SEPTEMBER 30,
                                            2000             2001             2002
                                   ----------------------------------------------------
                                                                        (unaudited)

   Computer equipment               $   1,123,536    $   1,886,777    $   2,610,672
   Software                               929,117        2,015,235        2,369,058
   Furniture and fixtures                 130,700          198,181          195,073
   Leasehold improvements                  40,372          100,843          115,441
                                  ----------------------------------------------------
                                        2,223,725        4,201,036        5,290,244
   Less accumulated depreciation         (330,241)      (1,396,636)      (2,579,524)
                                  ----------------------------------------------------
                                    $   1,893,484    $   2,804,400    $   2,710,720
                                  ====================================================

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


3. STOCKHOLDER NOTES RECEIVABLE

In connection with the exercise of stock options in March 2000, a member of the Board of Directors executed a promissory note in the principal amount of $9,900. The note bears interest at a rate of 6.69% per annum and is due and payable four years from the date of the issuance. The note is full recourse and is secured by 99,000 shares of the Company's common stock.

4. CAPITAL EQUIPMENT FINANCING

The Company finances certain equipment purchases through the use of capital lease lines. The lease lines are collateralized by the underlying assets. At December 31, 2000 and 2001, property and equipment with a cost of $2,034,050 and $2,764,316, respectively, were subject to such financing arrangements. Related accumulated depreciation at December 31, 2000 and 2001 amounted to $306,214 and $1,142, respectively. Of the amounts subject to financing agreements, $231,994 and $148,068 relate to equipment sold and leased back to the Company in the years ended December 31, 2000 and 2001, respectively. Future minimum payments under the equipment financing arrangements are as follows:


                                                                            AT                 AT
                                                                       DECEMBER 31,      SEPTEMBER 30,
                                                                           2001               2002
                                                                  ------------------ -------------------
                                                                                        (unaudited)

           2002                                                      $   1,117,928       $     525,067
           2003                                                            687,269           1,146,683
           2004                                                            150,339             686,234
           2005                                                                  -             100,203
                                                                  ------------------ -------------------
           Total payments                                                1,955,536           2,458,188
           Less amount representing interest                              (165,353)           (195,563)
           Less amount associated with warrant discount                   (152,780)           (100,451)
                                                                  ------------------ -------------------
           Present value of minimum lease payments                       1,637,403           2,162,174
           Less current portion                                         (1,006,543)         (1,183,174)
                                                                  ------------------ -------------------
                                                                     $     630,860        $    979,000
                                                                  ================== ===================



                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


4. CAPITAL EQUIPMENT FINANCING (CONTINUED)

On August 31, 2001, the Company executed an agreement with a financial institution for a $2 million capital equipment credit facility (the "Facility"). The Facility is secured by eligible equipment financed. Borrowings under the Facility will bear 9.75% interest per annum. The term of the Facility expires on June 30, 2002, and borrowings are repaid over a 36-month period. As of December 31, 2001, there were no borrowings under the Facility.

From January 1 to June 30, 2002, the Company borrowed approximately $527,000 under this Facility of which approximately $500,000 remained outstanding at September 30,2002.

5. COMMITMENTS

The Company leases office facilities under noncancelable operating leases that expire in 2003 and 2004. Future minimum lease payments under the operating leases at December 31, 2001 are as follows:

             2002                          $      666,873
             2003                                 422,595
             2004                                  14,006
                                        --------------------
             Total payments                $    1,103,474
                                        ====================

Rental expense charged to operations for the years ended December 31, 2000 and 2001 and for the period from November 24, 1999 (inception) to December 31, 2001 was $206,382, $617,489 and $823,871 respectively.

6. STOCKHOLDERS' EQUITY

COMMON STOCK

For the period from November 24, 1999 (inception) through December 31, 2001, the Company sold 1,088,250 shares of common stock pursuant to option agreements containing early exercise provisions established by the Board of Directors. The Company has a right to repurchase unvested shares at the original sale price when the holder of the option is terminated or leaves the Company. During the year ended December 31, 2000, the Company repurchased 95,833 of these shares. At December 31, 2001, 540,085 shares were subject to repurchase.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK

The Company has 15,000,000 shares of convertible preferred stock authorized. These shares are issuable in series with a par value of $0.001 per share and include 7,500,000 shares of Series A convertible preferred stock (Series A) and 7,000,000 shares of Series B convertible preferred stock (Series B). During 1999, the Company sold 7,150,000 shares of Series A at $1.00 per share for gross proceeds of $7,150,000.

During 2000, the Company sold an additional 100,000 shares of Series A at $1.00 per share for gross proceeds of $100,000. The Company also sold 6,184,211 shares of Series B at $3.42 per share for gross proceeds of approximately $21,150,000.

The holders of Series A and Series B are entitled to receive noncumulative annual dividends of $0.08 and $0.28 per share, respectively, when and if declared by the Board of Directors. Series A and Series B dividends are paid prior to dividends declared or paid on common stock. No dividends have been declared through December 31, 2001. In addition, the holders of Series A and Series B are entitled to share in dividends on the common stock (on an as-converted basis) if and when declared. In the event of liquidation, any shares of Series A and Series B that remain outstanding have a liquidation preference over common stock of $1.00 and $3.42 per share, respectively, plus all declared and unpaid dividends. The preferred stock has a further liquidation preference such that its holders receive a proportionate share (on an as-converted basis) with the common stockholders of any remaining amount after the initial liquidation, up to $2.50 per Series A preferred share and $8.55 per Series B preferred share (subject to adjustment for recapitalization).

Each share of Series A and Series B is convertible by the holder, at any time, into common stock on an one-to-one basis, subject to adjustment from time to time as defined by the agreement for the Series A and Series B in effect at the time of conversion. Series A and Series B will automatically convert into common stock at the then effective conversion price upon the affirmative vote of the holders of at least a 66-2/3% majority of the outstanding shares of the Series A and Series B, voting together as a single class. In addition, Series A and Series B will also automatically convert upon the closing of an underwritten public offering of the Company's common stock with a per share price of at least $9.00, as adjusted for certain future dilutive transactions, and an aggregate gross offering price of not less than $30 million.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK (CONTINUED)

Except as otherwise required by law, each Series A and Series B stockholder is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date.

1999 STOCK OPTION PLAN

On November 24, 1999,  the Company  adopted the 1999 Stock Option Plan (the 1999
Plan) that provides for the grant of incentive and nonstatutory stock options to employees, officers, directors, and consultants of the Company.

Incentive stock options and nonstatutory options granted under the 1999 Plan have ten-year terms. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value at the date of grant, while nonstatutory stock options may have exercise prices not less than 85% of the fair market value as of the date of grant.

The options are exercisable as determined by the Board of Directors. Options generally vest with respect to 25% of the shares one year after the options' grant date and the remainder ratably over the following three years. The options expire upon the earlier of ten years from the date of grant or three months following termination of services provided to the Company.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION SUMMARY

A summary of activity under the 1999 Plan is as follows:

                                                                                           WEIGHTED
                                          SHARES         OPTIONS         EXERCISE           AVERAGE
                                        AVAILABLE      OUTSTANDING         PRICE        EXERCISE PRICE
                                     --------------------------------------------------------------------
   Options authorized                     3,565,000              -          $ -               $ -
                                     ---------------------------------
Balance at December 31, 1999              3,565,000              -          $ -               $ -
   Options authorized                     1,500,000              -          $ -               $ -
   Options granted                       (3,391,500)     3,391,500     $0.10 - $0.35         $0.11
   Options exercised                              -       (305,000)        $0.10             $0.10
   Options canceled                         335,500       (335,500)        $0.10             $0.10
   Options repurchased                       95,833              -         $0.10             $0.10
                                     ---------------------------------
Balance at December 31, 2000              2,104,833      2,751,000     $0.10 - $0.35         $0.11
   Options granted                       (2,222,305)     2,222,305         $0.50             $0.50
   Options exercised                              -     (1,072,705)    $0.10 - $0.50         $0.12
   Options canceled                         342,990       (342,990)    $0.10 - $0.50         $0.31
                                     ---------------------------------
Balance at December 31, 2001                225,518      3,557,610     $0.10 - $0.50         $0.33
                                     =================================


                                 OPTIONS OUTSTANDING                             OPTIONS VESTED
                ------------------------------------------------------ ------------------------------------
                                                         WEIGHTED                            WEIGHTED
                 NUMBER OF SHARES    WEIGHTED AVERAGE     AVERAGE        OPTIONS VESTED      AVERAGE
   EXERCISE     AS OF DECEMBER 31,       REMAINING       EXERCISE        AT DECEMBER 31,     EXERCISE
     PRICE            2001           CONTRACTUAL LIFE      PRICE               2001           PRICE
---------------------------------------------------------------------- ------------------------------------
                                       (YEARS)

     $0.10           1,465,835           8.50            $0.10               684,929          $0.10
     $0.35              82,000           8.92            $0.35                22,204          $0.35
     $0.50           2,009,775           9.25            $0.50               327,817          $0.50
                -------------------                                    ------------------
                     3,557,610           8.94            $0.33             1,034,950          $0.23
                ===================                                    ==================

There were 2,254,302 and 1,070,250 shares granted under the 1999 Plan, exercisable at December 31, 2001 and 2000; however, shares exercised but not vested are subject to repurchase. At December 31, 2000 and 2001, 89,083 and 540,085 shares, respectively, exercised under the 1999 Plan were subject to repurchase.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

OPTIONS ISSUED FOR SERVICES

From time to time, the Company issues options to purchase shares of common stock in exchange for services. The value of the services was based upon the fair value of the common stock using the Black-Scholes valuation model. During the years ended December 31, 2000 and 2001, the Company issued 450,000 and 68,400 options, respectively, to purchase common stock in exchange for services rendered.

These options were originally deemed to have a fair value of $92,000 and $29,000 for the years ended December 31, 2000 and 2001. These amounts are being amortized over the period in which the services are being rendered, using the straight-line method, and are subject to additional adjustments based on changes in the value of the Company's deemed fair value of the common stock. As of December 31, 2001, 318,900 of these shares were vested. The expense related to these options for the year ended December 31, 2001 was $52,306, while for the year ended December 31, 2000, the expense was deemed to be insignificant.

WARRANTS TO PURCHASE PREFERRED STOCK

In conjunction with the Company's capital equipment financing, warrants to purchase 60,000 shares of Series A preferred stock and 21,930 shares of Series B preferred stock were issued during 2000, and warrants to purchase 38,011 shares of Series B preferred stock were issued during 2001. These warrants to purchase Series A and B preferred stock have an exercise price of $1.00 and $3.42 per share, respectively. The warrants to purchase Series A preferred stock may be exercised until the earlier of five years from the effective date of the warrant, the effective date of the Company's initial public offering, or until the effective date of a merger in which the Company is not the surviving entity. The warrants to purchase Series B preferred stock may be exercised until the earlier of ten years from the effective date of the warrant, five years from the effective date of the Company's initial public offering, or until the effective date of a merger in which the Company is not the surviving entity. At December 31, 2001, these warrants remained outstanding.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

WARRANTS TO PURCHASE PREFERRED STOCK (CONTINUED)

These warrants have been valued using the Black-Scholes valuation model and were determined to have fair values of approximately $40,000 related to the warrants to purchase Series A preferred stock and $62,000 and $108,000 related to the warrants to purchase Series B preferred stock that were issued in 2000 and 2001, respectively. These amounts are being amortized over the lives of the leases as interest expense. During the years ended December 31, 2000 and 2001, approximately $17,000 and $40,000, respectively, were expensed.

In conjunction with the Company's purchase of technology, warrants to purchase 292,397 shares of Series B preferred stock were issued. These warrants have an exercise price of $3.42 per share. The warrants to purchase Series B preferred stock may be exercised within three years from the effective date of the warrant. As of December 31, 2001, 219,298 warrants had been exercised with a value of $749,999. This amount was expensed as a research and development cost during the year. The remaining 73,099 warrants were not exercisable as of December 31, 2001. These warrants will become exercisable solely upon the achievement of certain predetermined milestones. Accordingly, at December 31, 2001, no value was placed on these contingent warrants.

EMPLOYEE STOCK-BASED COMPENSATION

As permitted under FAS 123, the Company has elected to follow APB Opinion No. 25 in accounting for stock-based awards to employees. Under APB Opinion No. 25, the Company generally does not recognize compensation expense with respect to such awards.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

EMPLOYEE STOCK-BASED COMPENSATION (CONTINUED)

Pro forma information regarding net loss is required by FAS 123 for awards granted as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated using the minimum value option pricing model. The fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:


                                                      YEARS ENDED
                                                      DECEMBER 31,
                                                 2000              2001
                                           ---------------------------------
        Expected life                          5 years            5 years
        Risk-free interest rate                  6.0%              5.0%
        Dividend yield                            0%                0%

The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected option life. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average fair value of options granted where the exercise price is equal to the deemed fair value of common stock on the date of grant for the years ended December 31, 2000 and 2001 was $0.03 and $0.13, respectively. No options were granted to employees where the exercise price was less than the deemed fair value of common stock on the date of grant for the years ended December 31, 2000 and 2001.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


6. STOCKHOLDERS' EQUITY (CONTINUED)

EMPLOYEE STOCK-BASED COMPENSATION (CONTINUED)


Had compensation cost for the Company's stock-based compensation plan been determined consistent with the method of FAS 123, the Company's net loss for the years ended December 31, 2001 and 2000 would have changed to the pro forma amounts indicated below:

                                            2000               2001
                                 --------------------------------------
           Net loss:
              As reported        $      (5,469,315)   $   (14,893,780)
              Pro forma                 (5,476,107)       (14,983,427)

Because the 1999 Plan has only been in effect since 2000, the pro forma effect will not be fully reflected until 2004 and thereafter.

SHARES RESERVED

Common stock reserved for future issuance was as follows at December 31, 2001:

     Stock option plan outstanding                                 3,557,610
     Reserved for future stock option grants                         225,518
     Conversion of preferred stock issuable under warrants           193,040
     Conversion of Series A preferred stock                        7,250,000
     Conversion of Series B preferred stock                        6,403,509
                                                            -------------------
     Total common stock reserved for future issuance              17,629,677
                                                           ====================

7. INCOME TAXES

As of December 31, 2001 and 2000, the Company had deferred tax assets of approximately $8,500,000 and $2,200,000, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $2,200,000 and $6,300,000 during the years ended December 31, 2000 and 2001, respectively. Deferred tax assets primarily relate to net operating loss and tax credit carryforwards.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


7. INCOME TAXES (CONTINUED)

As of December 31, 2001, the Company had net operating loss carryforwards of approximately $19,700,000 for federal and state purposes. The Company also had federal and state research and development tax credit carryforwards of approximately $283,000 and $246,000, respectively. The net operating loss and federal tax credit carryforwards will expire at various dates beginning in 2008, if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

8. EMPLOYEE SAVINGS PLAN

Effective August 31, 2000, the Company established a 401(k) plan, which covers all employees, age 21 or older. Employees may make contributions of up to 15% of their salaries or the statutory limit of $10,500. The Company elected to make contributions of approximately $88,655 during the year ended December 31, 2001. Administrative expenses relating to the plan are insignificant.

9. SUBSEQUENT EVENTS

On February 7, 2002 and May 29, 2002, the Company amended its Articles of Incorporation. Under the amended articles, the Company increased the number of shares of authorized convertible preferred stock to 34,827,484 shares. These shares are issuable in series with a par value of $0.001 per share and include 7,310,000 shares of Series A, 6,551,169 shares of Series B, and 20,966,315 shares of Series C. In addition, the Company has 47,234,998 shares of common stock authorized and increased the shares reserved for the 1999 Plan by 2,000,000 to a total of 7,065,000 shares.

On  February  14,  June 6,  and  June  17,  2002,  the  Company  sold a total of
20,526,315 shares of Series C at $1.90 per share for gross proceeds of $39,000,000. In connection with the sale of Series C shares, the Company reserved an additional 1,777,786 shares of Series B stock to be issued upon conversion of the Series B shares into common stock.

                          Resonext Communications, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 2001


9. SUBSEQUENT EVENTS (CONTINUED)

The holders of Series C are entitled to receive noncumulative annual dividends of $0.15 per share, when and if declared by the Board of Directors. Series C dividends are paid prior to dividends declared or paid on Series A and Series B preferred and common stock. In addition, the holders of Series C are entitled to share in dividends on the common stock (on an as-converted basis) if and when declared. In the event of liquidation, any shares of Series C that remain outstanding have a liquidation preference over Series A, Series B, and common stock of $2.85 per share, plus all declared and unpaid dividends. The Series C has a further liquidation preference such that its holders receive a proportionate share (on an as-converted basis) with the common stockholders of any remaining amount after the initial liquidation, up to $4.75 per share (subject to adjustment for recapitalization).

Each share of Series C is convertible by the holder, at any time, into common stock, which is determined by dividing the issuance price of $1.90 by the conversion price of $1.90 per share, subject to adjustment from time to time as defined by the agreement for the Series C in effect at the time of conversion. In addition, the Series C will automatically convert into common stock at the then effective conversion price upon the affirmative vote of the holders of at least an 80% majority of the outstanding shares of the Series C, voting together as a separate class or immediately upon the closing of an underwritten public offering of the Company's common stock with a per share price of at least $6.00, as adjusted for certain future dilutive transactions, and an aggregate gross offering price of not less than $30 million.

Except as otherwise required by law, each Series C stockholder is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date.

10. SUBSEQUENT EVENTS (UNAUDITED)

In December 2002, RF Micro Devices, Inc. (RFMD) issued $133 million in RFMD stock for all outstanding shares of Resonext, including shares issuable upon the exercise of outstanding warrants and employee stock options.

(b)      PRO FORMA FINANCIAL INFORMATION.

The following pro forma financial statements are included at pages 27 to 36 of this report.


Unaudited Pro Forma Combined Statement of Operations for the six months ended September 30, 2002.

Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 2002 for RF Micro Devices, Inc. and December 31, 2001 for Resonext.

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2002.

Notes to Unaudited Pro Forma Combined Financial Statements.

        INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



         On December 19, 2002, RF Micro Devices, Inc. (the Company) completed the acquisition of Resonext Communications, Inc. (Resonext), a privately held company providing, highly integrated silicon complementary metal-oxide-semiconductor (CMOS) wireless local area network (WLAN) solutions for 802.11a and multi-band (802.11a/b/g) platforms. The acquisition of Resonext expands the Company's total addressable market and is expected to complement the Company's growing presence in 802.11b products. Resonext provides highly integrated two-chip CMOS solutions for 5GHz and dual band WLAN platforms.

         The following unaudited pro forma combined financial statements give effect to the Company's acquisition of Resonext as a purchase transaction. The unaudited pro forma combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of the Company and Resonext. The Company reports its financial results on a fiscal year basis ending March 31. Resonext reports its financial results on a calendar year basis ending December 31. The unaudited pro forma combined balance sheet assumes that the acquisition took place on September 30, 2002 and combines the Company's September 30, 2002 unaudited consolidated balance sheet with Resonext's September 30, 2002 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations assume that the acquisition took place as of the beginning of the periods presented. The Company's unaudited consolidated statement of operations for the six months ending September 30, 2002 has been combined with Resonext's unaudited consolidated statement of operations for the six months period from April 1, 2002 to September 30, 2002, which includes Resonext's second and third quarter financial data. The Company's audited consolidated statement of operations for the fiscal year ended March 31, 2002 has been combined with Resonext's audited consolidated statement of operations for the year ended December 31, 2001. The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year, and the second fiscal quarter of each fiscal year ends on the Saturday closest to September 30; however, in this report the Company's fiscal year is described as ending on March 31 and the second quarter of each fiscal year is described as ending on September 30.

         The unaudited pro forma combined financial statements are based on the assumptions set forth in the notes to such statements. The unaudited pro forma adjustments made in connection with the development of the unaudited pro forma information have been made solely for purposes of developing such unaudited pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission (SEC). The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

         The Company does not expect any additional tax benefits as a result of the transaction as each entity is currently in a net operating loss position and any such benefits would be fully offset by a valuation allowance. As a result, there is no estimated tax effect recorded in the unaudited pro forma adjustments.

         These unaudited pro forma combined financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2002 and the audited consolidated financial statements and notes thereto of Resonext included at pages 3 to 25 of this report.


                     RF MICRO DEVICES, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                 (In thousands)



                                                                              RESONEXT
                                                           RF MICRO        COMMUNICATIONS
                                                            AS OF              AS OF
                                                        SEPTEMBER 30,       SEPTEMBER 30,    PRO FORMA              PRO FORMA
                                                             2002              2002         ADJUSTMENTS    NOTES   COMBINED (1)
                                                       -----------------   ------------    ------------- -------- --------------
ASSETS
Current assets:
    Cash and cash equivalents                                 $ 172,182       $ 11,355        $       -            $    183,537
    Short-term investments                                      165,462         24,000                -                 189,462
    Accounts receivable, net                                     62,796              -                -                  62,796
    Recoverable income tax                                        6,329              -                -                   6,329
    Inventories                                                  61,289              -                -                  61,289
    Other current assets                                          4,942            551                -                   5,493
                                                       -----------------   ------------    -------------          --------------
      Total current assets                                      473,000         35,906                -                 508,906

Property and equipment, net                                     227,358          2,711                -                 230,069
Intangible assets, net                                           10,846              -           47,900     2, 4         58,746
Goodwill                                                         34,525              -           67,835        2        102,360
Other non-current assets                                          3,710            109                -                   3,819
                                                       -----------------   ------------    -------------          --------------
         TOTAL ASSETS                                         $ 749,439       $ 38,726        $ 115,735            $    903,900
                                                       =================   ============    =============          ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                        $  24,756       $  1,421        $   2,040        2   $     28,217
    Accrued liabilities                                          15,359            634                -                  15,993
    Current obligations under capital leases                      1,320          1,183                -                   2,503
                                                       -----------------   ------------    -------------          --------------
         Total current liabilities                               41,435          3,238            2,040                  46,713

Long-term debt, net                                             295,048              -                -                 295,048
Obligations under capital leases, less current                       15            979                -                     994
maturities
Other long-term liability                                        12,295              -                -                  12,295
                                                       -----------------   ------------    -------------          --------------
         Total liabilities                                      348,793          4,217            2,040                 355,050

Shareholders' equity:
   Preferred stock, no par value; 5,000 shares
     authorized; no shares issued and outstanding                     -             34              (34)                      -
   Common stock, no par value; 500,000 shares
     authorized; (RFMD: 168,973 shares; 182,313 on a
     pro forma combined basis)                                  282,576              7          154,639        2        437,222
   Additional paid-in capital                                    64,665         68,854          (61,139)                 72,380
   Shareholder notes receivable                                       -            (10)              10                       -
   Deferred compensation                                        (17,616)             -           (3,657)       3        (21,273)
   Accumulated other comprehensive loss, net of tax              (8,622)             -                -                  (8,622)
   Retained earnings                                             79,643        (34,376)          23,876     2, 5         69,143
                                                       -----------------   ------------    -------------          --------------
         Total shareholders' equity                             400,646         34,509          113,695                 548,850
                                                       -----------------   ------------    -------------          --------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 749,439       $ 38,726        $ 115,735            $    903,900
                                                       =================   ============    =============          ==============



                     RF MICRO DEVICES, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                                         RESONEXT
                                                 RF MICRO DEVICES    COMMUNICATIONS
                                                 SIX MONTHS ENDED   SIX MONTHS ENDED
                                                   SEPTEMBER 30,       SEPTEMBER 30,   PRO FORMA                 PRO FORMA
                                                      2002                 2002        ADJUSTMENTS   NOTES     COMBINED (1)
                                              -------------------    --------------    ----------    -------   -------------
Revenue:
     Product sales                                     $ 223,379         $               $     -                  $ 223,379
     Engineering revenue                                     298                 -             -                        298
                                              -------------------    --------------    ----------          -----------------
Total revenue                                            223,677                 -             -                    223,677

Operating costs and expenses:
     Cost of goods sold                                  136,242                 -           313        4           136,555
     Research and development                             45,621             8,070         2,937     3, 4            56,628
     Marketing and selling                                17,146               704           310     3, 4            18,160
     General and administrative                            8,977             1,065             -                     10,042
     Other operating expenses                              1,353                 -             -                      1,353
                                              -------------------    --------------    ----------          -----------------
Total operating costs and expenses                       209,339             9,839         3,560                    222,738
                                              -------------------    --------------    ----------          -----------------
Income (loss) from operations                             14,338            (9,839)       (3,560)                       939

Other income (expense):
     Interest income                                       3,492               331             -                      3,823
     Interest expense                                     (8,952)             (156)            -                     (9,108)
     Other, net                                               27                 -             -                         27
                                              -------------------    --------------    ----------          -----------------

Income (loss) before income taxes                          8,905            (9,664)       (3,560)                    (4,319)
                                              -------------------    --------------    ----------          -----------------

Income tax expense                                            71                 -             -                         71
                                              -------------------    --------------    ----------          -----------------
Net income (loss)                                      $   8,834         $  (9,664)      $(3,560)                 $  (4,390)
                                              ===================    ==============    ==========          =================

Net income (loss) per share :
     Basic                                             $    0.05                                                  $   (0.02)
     Diluted                                           $    0.05                                                  $   (0.02)

Weighted average shares outstanding used in per share calculation:
     Basic                                               168,246                          13,340        2           181,586
     Diluted                                             173,866                           7,720        2           181,586





                     RF MICRO DEVICES, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)




                                                     RF MICRO                 RESONEXT
                                                 FISCAL YEAR ENDED         COMMUNICATIONS
                                                     MARCH 31,          CALENDAR YEAR ENDED    PRO FORMA               PRO FORMA
                                                       2002              DECEMBER 31, 2001    ADJUSTMENTS   NOTES     COMBINED (1)
                                                 ------------------    -----------------    -------------- ------- ---------------
Revenue:
     Product sales                                       $ 367,387                    -                 -               $ 367,387
     Engineering revenue                                     1,921                    -                 -                   1,921
                                                 ------------------    -----------------    --------------         ---------------
Total revenue                                              369,308                    -                 -                 369,308

Operating costs and expenses:
     Cost of goods sold                                    248,965                                    625       4         249,590
     Research and development                               74,445               12,671             6,037    3, 4          93,153
     Marketing and selling                                  28,993                  696               658    3, 4          30,347
     General and administrative                             14,224                2,030                 -                  16,254
     Other operating expenses                               14,085                    -                 -                  14,085
     Impairment of long-lived assets                         6,801                    -                 -                   6,801
                                                 ------------------    -----------------    --------------         ---------------
Total operating costs and expenses                         387,513               15,397             7,320                 410,230
                                                 ------------------    -----------------    --------------         ---------------
Loss from operations                                       (18,205)             (15,397)           (7,320)                (40,922)

Other income (expense):
     Interest income                                        12,166                  743                 -                  12,909
     Interest expense                                      (17,195)                (240)                 -                (17,435)
     Other, net                                             (4,179)                   -                 -                  (4,179)
                                                 ------------------    -----------------    --------------         ---------------

Loss before income taxes                                   (27,413)             (14,894)           (7,320)                (49,627)
                                                 ------------------    -----------------    --------------         ---------------

Income tax benefit                                          (6,829)                   -                 -                  (6,829)
                                                 ------------------    -----------------    --------------         ---------------
Net loss                                                 $ (20,584)             (14,894)          $(7,320)              $ (42,798)
                                                 ==================    =================    ==============         ===============

Net loss per share:
     Basic                                               $   (0.12)                                                        ($0.24)
     Diluted                                             $   (0.12)                                                        ($0.24)

Weighted average shares outstanding used in per share calculation:
     Basic                                                 165,827                                 13,340       2         179,167
     Diluted                                               165,827                                 13,340       2         179,167

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

1.       PERIODS COMBINED

         The Company's unaudited consolidated balance sheet as of September 30, 2002 has been combined with Resonext's unaudited consolidated balance sheet as of September 30, 2002. The Company's financial results are reported on a fiscal year basis ending March 31. Resonext's financial results are reported on a calendar year basis ending December 31. The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year and, the second fiscal quarter of each year ends on the Saturday closest to September 30; however, in this report the Company's fiscal year is described as ending on March 31 and the second quarter of each fiscal year is described as ending on September 30.

         The acquisition was accounted for in accordance with the Statement of Financial Accounting Standard No. 141 "Business Combinations" (SFAS 141) using the purchase method of accounting. There are no significant differences between the accounting policies of the Company and Resonext. The total cost of the acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based upon their respective fair values as determined through preliminary appraisals by an independent valuation firm. The actual allocation of the purchase price, and the resulting effect on income (loss), may differ from the unaudited pro forma amounts included herein once the independent firm has completed the final valuation analysis.

         The Company's unaudited consolidated statement of operations for the six months ended September 30, 2002 has been combined with Resonext's unaudited consolidated statement of operations for the six months period from April 1, 2002 to September 30, 2002, which includes the second and third quarter unaudited financial data and excludes Resonext's unaudited consolidated statement of operations for the first quarter ended March 31, 2002. Resonext reported sales of $0.0 million and net loss of $4.3 million for its first quarter ended March 31, 2002. The Company's audited consolidated statement of operations for the fiscal year ended March 31, 2002 has been combined with Resonext's audited consolidated statement of operations for the year ended December 31, 2001.

         The periods combined for purposes of presenting the unaudited pro forma combined statements of operations are not necessarily indicative of the periods expected to be combined for purposes of the Company's Annual Report on Form 10-K for the year ended March 31, 2003, which is expected to be filed with the Securities and Exchange Commission (SEC) in June 2003.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)


2.       PURCHASE PRICE

         Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 15, 2002 and amended as of November 21, 2002, between the Company and Resonext (the "Agreement"), the Company agreed to issue $133.0 million in common stock, subject to a collar on the Company's stock prices between $6.00 and $9.50 per share, for all the outstanding shares of capital stock of Resonext, including shares issuable upon exercise of outstanding warrants and employee stock options. Based on this Agreement, the Company's stock was valued at $9.50 per share for the purpose of calculating the number of shares to be issued in this transaction, as determined by a trailing 20-trading day average price and a collar on the Company's stock price of between $6.00 and $9.50 per share. On December 19, 2002 the Company issued 13,339,885 shares of common stock for all of the outstanding shares of capital stock of Resonext. The Company reserved an additional 660,115 shares of common stock for issuance upon exercise of outstanding Resonext warrants and employee stock options. Of the 13.3 million shares issued at the closing, 1.4 million shares were placed in escrow to secure certain indemnification obligations of the former Resonext stockholders for a period of one year.

         The unaudited pro forma basic net loss per share assumes the 13.3 million vested common shares to be issued in connection with the acquisition were outstanding as of the beginning of the period presented. The unaudited pro forma dilutive net (loss) per share excludes the potential dilutive effect of unvested shares and options reserved in connection with the acquisition representing a total of approximately 0.7 million dilutive shares because the effect of their inclusion will be anti-dilutive based on the unaudited pro forma combined losses for each of the periods presented.

         The aggregate purchase price value of the Resonext acquisition determined in accordance with SFAS 141 was $160.8 million, including a total of
14.0 million shares of common stock and replacement stock options and warrants valued at $158.8 million and $2.0 million of incurred transaction related fees. The value of the 13.3 million common shares issued at closing was determined based on a measurement date of November 29, 2002 in accordance with Emerging Issues Task Force Issue No. 99-12 "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination" (EITF 99-12). The value of the Company's common shares for the purpose of determining its purchase price was $11.67 and was calculated based on the average of the closing prices of the Company's common stock in the period from the three trading days prior to, including and subsequent to the measurement date. The remaining 0.7 million options and warrants were valued based on the fair value estimated at the measurement date using a Black-Scholes option pricing model. The values assigned to these common shares, options and warrants were adjusted for the outstanding unvested options and shares related to future service, which was recorded as deferred compensation in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44).

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

2.       PURCHASE PRICE (CONTINUED)

         The purchase price adjustment was based on the intrinsic value of the unvested options and shares which was determined by the difference between the value of the Company's common stock on the date of consummation and the exercise price of such options and warrants. As a result of the acquisition, the Company has incurred direct acquisition costs related to the business combination of $2.0 million. The direct aquisition costs of $2.0 million were accounted for as part of the Company's purchase price allocation. These costs consist of investment banking, legal, accounting, filings with regulatory agencies, financial printing and other related costs. The direct costs of the business combination will be included in the Company's purchase price allocation in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". The unaudited pro forma combined balance sheets give effect to such direct costs as if they had been incurred as of September 30, 2002.


         The total purchase price components are as follows (in thousands):

          Common stock issued                               $    155,676
          Value of options and warrants                            6,697
          Unvested equity compensation                            (3,657)
                                                         ----------------
               Total stock, options and warrants            $    158,716
          Transaction costs - preliminary                          2,040
                                                         ----------------
               Total purchase price                         $    160,756
                                                         ================

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)


2.       PURCHASE PRICE (CONTINUED)

         The total purchase price of $160.8 million was preliminary allocated to the assets acquired and liabilities assumed based on their fair values as determined by an independent appraisal as of December 19, 2002, as follows (in thousands):

          Total purchase price                                         $ 160,756
                                                                ================

          Current assets, including cash of $27.7 million              $ 28,420
          Property, plant and equipment                                   2,398
          Other assets                                                      157
          Identifiable intangible assets:
               Core technology                                           45,100
               In-process research & development                         10,500
               Developed technology                                       2,500
               Customer contracts                                           300
                                                                ----------------
                   Total assets acquired                               $ 89,375
                                                                ================

          Current liabilities                                          $  1,897
          Long-term debt                                                  1,701
                                                                ----------------
                  Total liabilities assumed                            $  3,598
                                                                ================

          Resulting goodwill                                           $ 74,979
                                                                ================


         Had the acquisition occurred on September 30, 2002, the resulting goodwill would have been $67.8 million using the above purchase price and identifiable intangible assets as shown in the unaudited pro forma combined balance sheet. The change in goodwill from the pro forma balances as of September 30, 2002 as compared to the preliminary allocation of the purchase price as of December 19, 2002 primarily relates to a change in Resonext's cash on hand of $7.4 million used in operations during that period.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)


3.       DEFERRED COMPENSATION

         In accordance with the FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44), the Company recorded the intrinsic value of the unvested options and shares issued in connection with the acquisition, measured as the difference between the value of the Company's common stock on the date of consummation and the exercise price of such options and warrants. Deferred stock compensation of $3.7 million was recorded as a separate component of shareholders' equity and will be amortized over the vesting term of the related options and shares.

         Unaudited pro forma adjustments for amortization of deferred compensation are estimated to be $0.3 million on a quarterly basis in fiscal 2003 and $1.9 million on an annual basis in fiscal 2004. Of the total deferred compensation recorded, 81% relates to research and development personnel and 19% to sales and marketing personnel. The deferred compensation will impact income
(loss) in the periods immediately subsequent to the acquisition and progressively eliminate over the vesting periods; therefore, the estimated effect of these purchase adjustments on reported results of operations are as follows: (in thousands)


                                      DEFERRED
                                    COMPENSATION
          FISCAL YEAR               AMORTIZATION
       -------------------       -------------------
       2003                              $   474
       2004                                1,945
       THEREAFTER                          1,238
                                 -------------------
          TOTAL                          $ 3,657
                                 ===================

         The unaudited pro forma combined balance sheets give effect to such charges as if they had been incurred as of September 30, 2002, and the unaudited pro forma combined statements of operations give effect to such charges as if the transaction had occurred at the beginning of the interim and annual periods presented.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)


4.       INTANGIBLE AMORTIZATION

         The Company recorded $58.4 million of acquired identifiable intangible assets, of which $45.1 million represents the value of acquired core technology; $2.5 million represents the value of acquired developed technology; $10.5 million represents the value of in-process research and development cost that has no alternative future use (NOTE 5); and $0.3 million represents the value of customer contracts. The core developed technology assets acquired is being amortized over their estimated useful lives of four years and included in cost of goods sold. The developed technology assets acquired are being amortized over an estimated useful life of ten years and included in research and development expense. The remaining customer contract value will be amortized over the estimated useful life of one year and is included in selling and marketing expense. Unaudited pro forma adjustments for amortization of such intangibles will be $1.3 million on a quarterly basis and $5.2 million on an annual basis.

         The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of September 30, 2002, and the unaudited pro forma combined statements of operations presented give effect to such charges as of the beginning of the interim periods ending September 30, 2002 and the annual periods ended December 31, 2001 and March 31, 2002.


5.       IN-PROCESS RESEARCH AND DEVELOPMENT

         As a result of the acquisition, the Company recorded a one-time charge of $10.5 million for purchased in-process research and development related to development projects that have not reached technological feasibility, have no alternative future use, and for which successful development is uncertain.

             The unaudited pro forma combined balance sheet gives effect to such charges as if they had been incurred as of September 30, 2002, but the effects of these costs have not been reflected in the unaudited pro forma combined statements of operations as they are nonrecurring in nature.

        (c)   EXHIBIT

        23.1  Consent of Ernst & Young LLP, Independent Auditors.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              RF Micro Devices, Inc.

                              By: /s/ William A. Priddy, Jr.
                                 ------------------------------
                                    William A. Priddy, Jr.
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer

Date:    February 10, 2003